Exhibit 99.1

CONFIDENTIALITY & SECURITIES TRADING POLICY
**[For delivery to directors, officers & managerial staff]**

April 16, 2013

1.  PURPOSE OF THE POLICY

The rules and procedures outlined below have been formulated by the Management of SecureAlert, Inc. (the “Company”) and approved by the Board of Directors of the Company (the “Board”) in order to prevent improper insider trading and the improper communication of undisclosed material information regarding the Company and to ensure that the Directors, Officers and employees of the Company and persons or companies related to or controlled by them act, and are perceived to act, in accordance with applicable laws and the highest standards of ethical and professional behavior.

The onus of complying with this policy and the relevant insider trading and other rules is on each individual Director, Officer and employee of the Company, each of whom is expected to be familiar with this Policy and those rules and to comply fully with them.  It is in your interest that the rules and procedures outlined in this policy be complied with fully.  Failure to comply with these rules and procedures may result in the immediate suspension or dismissal of any Director, Officer or employee of the Company.

It is fundamental to the reputation and ongoing success of the Company that its Directors, Officers and employees respect and adhere to the rules and procedures outlined in this policy.  Members of the families of the Directors, Officers and employees of the Company and others living with them and all holding companies and other related entities and all persons or companies acting on behalf of or at the request of any of the foregoing also are expected to comply with this policy, as if they themselves were Directors, Officers or employees of the Company.

INSIDER TRADING

Each Director, Officer and employee of the Company and each of the other persons and companies to whom this policy applies is expected to comply fully with the provisions of applicable securities law relating to insider trading.  The penalties and civil liability that may be incurred if the insider trading laws are violated are substantial.  In the United States, persons may be subject to penalties of up to $1,000,000 and up to ten years in prison for engaging in transactions in the Company’s securities at a time when they possess inside information regarding the Company.  Persons may also be liable for improper transactions by any person (a “tippee”) to whom they have disclosed inside information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.  The U.S. Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

In order to prevent insider trading violations or any appearance of impropriety, none of the Directors, Officers or employees of the Company or any of the other persons or companies to whom this Policy applies will be permitted to purchase or sell any shares or other securities of the Company or to exercise any outstanding stock options (including similar forms of stock based compensation such as stock appreciation rights, deferred share units or restricted stock awards) granted or warrants issued by the Company unless notice for the proposed transaction is given to the CEO or CFO of the Company using the authorization notice form attached to this Policy as Schedule A.  This restriction will also apply to any other security, such as an exchangeable or convertible security, which, whether or not issued by the Company, is expected to trade at a price varying materially with the market price of the shares of the Company.

Unless it is clear that the proposed transaction will not contravene applicable insider trading restrictions and unless it is clear that there is no undisclosed material information concerning the Company, the transaction must not occur or be reversed.  The policy of the Company to err on the side of caution in all trading which is in recognition of the fact that trades that create notoriety, but ultimately are found to be proper, nonetheless tarnish the reputation and goodwill of the Company, especially among its shareholders and the analysts who follow the Company.

After notice of a proposed transaction is given it must be completed within ten business days.  No securities of the Company may be purchased or sold or options or warrants exercised after the tenth business day following the submission of notice unless the notice is renewed.  If for any reason a previously given notice is revoked before the trade is affected or the warrant or option is exercised, the transaction will not be permitted to proceed.

It is also improper for the Officers, Directors, or employees to enter a trade immediately after the Company has made a public announcement of material information.  Because the Company’s non-employee shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule, Officers, Directors, or employees should not engage in any transactions until two business days after the information has been widely disseminated.

INSIDER TRADING AND OTHER REPORTS

Every “insider” of the Company is required to file appropriate insider trading reports in prescribed form with the SEC and similar agencies in any other applicable jurisdictions within the applicable time period required by each trading report and reporting jurisdiction.  Each insider also is responsible for reporting changes in his or her beneficial ownership or in the information contained in a previously filed report within the applicable time period required by each trading report and reporting jurisdiction.  The following persons are considered to be “insiders” of the Company for these purposes:

•	the CEO, CFO or COO or a director of the reporting issuer, a significant (10% for U.S. purposes) shareholder of the issuer or a major subsidiary of the issuer;

•	a person or company responsible for a principal business unit, division or function of the issuer;

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a significant shareholder (10% for U.S. purposes) of the issuer (including a significant shareholder of the issuer based on post-conversion beneficial ownership of securities and the CEO, CFO, COO and any director of that significant shareholder);

•	a management or services company providing significant services to the issuer or a major subsidiary of the issuer and the management company’s directors, CEO, CFO, COO and significant shareholders;

•	an individual who performs similar functions to the functions described in (a) to (d);

•	the reporting issuer who holds its own securities by reason of a repurchase, redemption or other acquisition; or

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any other individual who in the ordinary course receives or has access to material undisclosed information regarding the issuer and who directly or indirectly exercises significant power or influence over the business, operations, capital or development of the reporting issuer.

A Schedule 13 filing in the United States is triggered when an investor acquires beneficial ownership of or control or direction over 10% or more of the Company’s voting securities.  As a result, it is imperative that any Director, Officer or employee who intends to complete a share acquisition that will result in the crossing of the threshold referred to above consult with the general counsel of the Company to determine the nature of the individual’s reporting obligations under applicable securities legislation.

RULE 10B5-1 EXEMPTION.

Transactions pursuant to a contract, instruction or plan (a “Plan”) entered into by an employee of the Company in good faith and in accordance with the terms of Rule 10b5-1 of the Exchange Act of 1934 and all applicable state laws shall be exempt from the trading restrictions set forth in Section 2 above and in Section 5 below if the Plan is implemented and operated in accordance with the terms of Rule 10b5-1 and of this paragraph.  The initiation of, and any modification to, any such Plan will be deemed to be a transaction in the Company’s securities and such initiation or modification is subject to all limitations and prohibitions transactions involving the Company’s securities.  Each such Plan, and any modification thereof, shall be submitted to and pre-approved by the CEO or CFO of the Company, who may impose such conditions on the implementation and operation of the Plan as deemed necessary or advisable.  However, compliance of the Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Plan is the sole responsibility of the employee initiating the Plan, not the Company.  From time to time, for legal or other reasons, the Company may direct that purchases and sales pursuant to any Plan be suspended or discontinued.  Failure of the employee to discontinue purchases and sales as directed shall constitute a violation of the terms of this paragraph and result in a loss of the exemption set forth herein.

TRADING WINDOW.

Except as provided in Section 4 above, the Company strongly recommends that all directors, officers and employees having access to the Company’s internal financial information statements as well as other inside information refrain from conducting any transaction involving the Company’s securities other than during the “Trading Window.”  The Trading Window opens at the beginning of business on the second Trading Day following the date the Company publicly discloses its financial results for the previous fiscal quarter or year.  The Trading Window closes at the end of the last day of the last month of each fiscal quarter.  The Company recommends, assuming the absence of inside information that trades occur during the first ten days of the Trading Window.  From time to time, the Company may also require that directors, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public.  In such event, such persons shall not engage in any transaction involving the Company’s securities during such period and shall not disclose to others the fact that trading has been suspended.  The purpose behind the suggested self-imposed Trading Window period is to help establish a diligent effort to avoid any improper transaction.  An Insider may choose not to follow this suggestion, but he or she should be particularly careful with respect to trading outside the Trading Window, since the Insider may, at such time, have access to Inside Information regarding, among other things, the Company’s anticipated financial performance for the quarter.  It should be noted, however, that even during the Trading Window, any person possessing Inside Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person.  Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

OTHER TRADING RESTRICTIONS

It is inappropriate for any Director, Officer or employee of the Company or any of the other persons or companies to whom the policy applies, acting alone or together with any other person or company, to directly or indirectly engage in any activity: (i) that is or appears to be contrary to the interests of the Company or its ongoing success; (ii) that creates or may create a false or misleading appearance of trading activity in the shares of the Company; (iii) that has the direct or indirect effect of setting an artificial price for those shares; or (iv) that otherwise interferes with the free determination by the market of the market price for those shares.  While it is not possible to list all of the trading activities prohibited by the foregoing, the activities listed below are typical of the type of activities that are prohibited and consequently should not be engaged in:

•	selling shares of the Company short (i.e. selling shares not owned by the seller in anticipation of a falling price for the shares of the Company);

•	lending shares of the Company to others for any purpose not approved in advance by the Chief Financial Officer of the Company;

•
purchasing, writing or otherwise trading inputs, calls or other options on the shares of the Company (other than options granted under the Company’s Employee Stock Option Plan) or other derivative securities which are expected to trade at a price varying materially with the market price of the shares of the Company without the prior approval of the Chief Financial Officer of the Company;

•	purchasing or selling shares or other securities of the Company primarily for the purpose of influencing the price or the volume of trading of those shares or other securities;

•	being both a buyer and a seller (directly or indirectly) of the shares or other securities of the Company at the same time or at approximately the same time; or

•	retaining or causing to be retained any person or company to engage in any form of stock promotion in respect of the shares or other securities of the Company.

CONFIDENTIALITY

In the course of the Company’s ongoing business operations, the Directors, Officers and employees of the Company often are engaged in transactions or other activities that are or may become material to the Company but which have not been generally disclosed to the public.  Examples of transactions or activities that may give rise to material information include the acquisition or sale of significant assets, the acquisition or development of new products or technology, the entering into of a significant new contract or any other development that would reasonably be expected to significantly affect the market price or value of the outstanding shares of the Company.

Communication of confidential information regarding the Company may be made to other Company Directors, Officers and employees only when the recipient of the information has a legitimate need to know that information in connection with his or her duties.  No one in possession of confidential information should disclose that information to any outside party except in the necessary course of business and then only with the approval of the Chief Executive Officer and / or Chief Financial Officer of the Company.

In order to prevent the misuse or inadvertent disclosure of confidential information, the procedures set forth below should be observed at all times:

•	Confidential matters should not be discussed in places such as elevators, hallways, restaurants, airplanes, taxis or other places where the discussion may be overheard.

•	Confidential documents should not be read in public places and should not be discarded where they can be retrieved by others.

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Transmission of documents by electronic means, such as by telecopier or directly from one computer to another, should only be made where it is reasonable to believe that the transmission can be made and received under secure conditions.

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Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded.  Extra copies of confidential documents should be shredded or otherwise destroyed.

•	Access to confidential electronic data should be restricted by senior management on a “need to know basis” or through the use of passwords.

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Documents and files containing confidential information should be kept in locked cabinets to which access is restricted to individuals who have a “need to know” that information in the necessary course of business.

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To the fullest extent practicable, if the Company is involved in a project that may give rise to material information, the project should be given a code name and documents prepared in connection with that project should utilize code names rather than names which would themselves reveal confidential information.

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All proprietary information, including computer programs and other records, remain the property of the Company and may not be removed, disclosed, copied or otherwise used except in the normal course of employment or with the prior permission of the Company.

UNLAWFUL PAYMENTS

All Directors, Officers and employees of the Company are prohibited from accepting a gift or other benefit of any nature in consideration for causing the Company to enter into any type of contract or arrangement with a third party and from giving a gift or other benefit to an employee or agent of another company in return for such company agreeing to do something for or in relation to the Company, including the purchase of its shares or other securities, whether issued or un-issued.

DESIGNATION OF OFFICERS

The Board of Directors of the Company has appointed the Chief Executive Officer, Chief Financial Officer, and General Counsel of the Company to perform various functions under this policy.  The Board of Directors may designate other Officers of the Company to perform all or any of those functions, in which event a notice to that effect will be circulated to all interested persons.

ACKNOWLEDGEMENT FORM

Each Director and Officer of the Company and each employee of the Company or its subsidiaries having managerial or similar responsibility will be required to sign an Acknowledgement in the form accompanying this Policy.  The signed Acknowledgement will be placed in each individual’s personnel record.

COMPANY ASSISTANCE

Any person who has any questions about this Policy may obtain additional guidance from the Company’s Senior Management and legal counsel.  However, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with each Director, Officer or employee of the Company.